Exhibit (a)(1)(C)

DRUGSTORE.COM, INC.

Election/Withdrawal Form

Election

If you wish to participate in the offer, you must accept the offer with respect to all of your eligible option(s) listed on your Addendum. Any attempt to accept the offer with respect to only a portion of your eligible option(s) will be null and void.

Please select the appropriate box below to indicate your acceptance or rejection of the offer:

☐    ACCEPT OFFER: I wish to participate in the offer. If I have previously rejected the offer, this will act as a withdrawal of that rejection and I will participate in the offer.

☐    REJECT OFFER: I wish to reject the offer. If I have previously accepted the offer, this will act as a withdrawal of that acceptance and I will not participate in the offer.

Please sign and date below and either email the entire Election/Withdrawal Form to tenderoffer@drugstore.com or fax it to Stock Plan Administrator at (425) 372-3808. You must submit your Election/Withdrawal Form by 11:59:59 p.m. (midnight) Eastern Time on December 12, 2008.

General Instructions

Before completing this Election/Withdrawal Form, please make sure that you have received, read, and understood the documents that make up this offer, including:

•	the Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”);

•	the Initial Communication to Eligible Employees dated November 12, 2008;

•	this Election/Withdrawal Form; and

•	the Addendum containing information regarding your eligible option(s).

The offer is subject to the terms of these documents, as they may be amended. In addition, we collectively refer to these documents as the “Offer Documents.” To obtain additional copies of the Offer Documents, please either print an Election/Withdrawal Form from http://investor.drugstore.com (select “options tender offer” in the “investor relations” column), email tenderoffer@drugstore.com, or send a fax to Stock Plan Administrator at (425) 372-3808. Please note that your personalized addendum to the Election/Withdrawal Form will not be available from http://investor.drugstore.com. To obtain another copy of your addendum, you must email tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808.

Delivery of Election/Withdrawal Form

In order to participate in the offer, a properly completed and submitted Election/Withdrawal Form must be received by drugstore.com, inc. (“drugstore.com”) by 11:59:59 p.m. (midnight) Eastern Time on December 12, 2008 (the “expiration date”). If the offer is otherwise extended, the expiration date will also be extended.

You may submit your properly completed Election/Withdrawal Form via one of the following methods:

1. Email the Election/Withdrawal Form to tenderoffer@drugstore.com; or

2. Fax the Election/Withdrawal Form to Stock Plan Administrator at (425) 372-3808.

Only responses that are complete, signed, and actually received by drugstore.com by the expiration date will be accepted. Responses may be submitted only via email or fax. Responses submitted by any other means, including hand delivery, U.S. mail (or other post), and Federal Express (or similar delivery service), are not permitted.

drugstore.com’s receipt of your Election/Withdrawal Form is not by itself an acceptance of your eligible option(s) for amendment. For purposes of the offer, we will be deemed to have accepted valid elections with respect to eligible option(s) that have not been properly withdrawn as of the date we give notice to eligible employees generally of our acceptance of elections. This notice may be made by press release, email or other method of communication.

drugstore.com will not accept any alternative, conditional or contingent elections. The delivery of Election/Withdrawal Forms is at your risk. Although it is drugstore.com’s intent to send you an email or fax confirmation of receipt of this Election/Withdrawal Form within two business days, by signing and submitting this Election/Withdrawal Form, you waive any right to receive any notice of the receipt of the election with respect to your options, except as provided for in the Offer to Amend. If you have not received an email or fax confirmation that drugstore.com has received your response, you must confirm that we have received your Election/Withdrawal Form. If you need to confirm receipt after two business days have elapsed, you may email your request to tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808.

Any confirmation of receipt sent to you will be merely a notification that drugstore.com has received your Election/Withdrawal Form and does not mean that your options have been or will be amended. Your options that are accepted will be amended on the same day as the expiration of the offer, which is scheduled to be 11:59:59 p.m. (midnight) Eastern Time on December 12, 2008, unless we extend the offer.

Withdrawal of Participation

To validly withdraw from participating in this offer, you must submit your withdrawal by the expiration date by completing a new Election/Withdrawal Form via one of the following methods:

1. Email the Election/Withdrawal Form to tenderoffer@drugstore.com; or

2. Fax the Election/Withdrawal Form to Stock Plan Administrator at (425) 372-3808.

Withdrawals submitted by any other means, including hand delivery, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election/Withdrawal Form we receive before the expiration of the offer. drugstore.com must receive the properly completed and submitted Election/Withdrawal Form via email or fax by the expiration date. The expiration date will be 11:59:59 p.m. (midnight) Eastern Time on December 12, 2008, unless we extend the offer. If we extend the offer, you may withdraw your eligible option(s) at any time until the extended expiration date. In addition, although we intend to accept all eligible options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your options by 11:59:59 p.m. (midnight) Eastern Time on January 9, 2008, you may withdraw your eligible option(s) at any time thereafter.

Assistance

If you have questions concerning the submission of your Election/Withdrawal Form or have general questions concerning the offer, you may address such questions to:

Stock Plan Administrator

Phone: (425) 372-3200

Email: tenderoffer@drugstore.com

If you need additional copies of the Offer Documents, you can view and print them from http://investor.drugstore.com (select options tender offer in the investor relations column). Alternatively, you can email tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808. Please note that your personalized addendum to the Election/Withdrawal Form will not be available from http://investor.drugstore.com. To obtain another copy of your addendum, you must email tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808.

Questions of Validity

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election/Withdrawal Form or any options with respect to which elections have been made that we determine are not proper or that we determine are unlawful to accept. We will accept all elections with respect to eligible options that are timely and properly made and that are not validly withdrawn. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The properly completed Election/Withdrawal Form must be received by drugstore.com via email or fax on or before 11:59:59 p.m. (midnight) Eastern Time on December 12, 2008.

Important Tax Information

You should refer to Section 14 of the Offer to Amend, which contains important federal income tax information. We also recommend that you consult with a financial, legal and/or tax planner regarding the personal tax consequences of this offer to you before deciding whether or not to participate in this offer.

Persons Submitting the Election/Withdrawal Form

If your Election/Withdrawal Form is signed by a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when submitting the Election/Withdrawal Form and proper evidence satisfactory to drugstore.com of the authority of that person to act in that capacity must be submitted to us no later than the expiration date, which is expected to be 11:59:59 p.m. (midnight) Eastern Time on December 12, 2008, unless we extend the offer.

Agreements and Acknowledgments

By your signature below, you understand and agree to all of the following:

1. I agree that my decision to accept or reject the Offer to Amend with respect to all of my eligible option(s) is entirely voluntary and is subject to the terms and conditions of the Offer to Amend.

2. I understand that I am not required to tender my eligible option(s) pursuant to the offer. I agree and acknowledge that I will be solely responsible for any penalty taxes, interest payments or other liabilities I may incur under Section 409A (and applicable state tax laws) with respect to any eligible option that is not amended pursuant to the offer.

3. I agree and acknowledge that, if I submit a properly completed Election/Withdrawal Form via email or fax in which I have selected “ACCEPT OFFER” by the expiration date of the offer and drugstore.com accepts my Election/Withdrawal Form:

a. I will have agreed to amend my eligible option(s) in accordance with the terms and conditions of the Offer to Amend and that each eligible option will be amended on or about December 12, 2008, or, if the offer is extended, following the extended expiration date;

b. The exercise price of each of my tendered eligible option(s) will be amended either to (i) the fair market value per share of the Company’s common stock on the date of grant or (ii) if the closing selling price per share of the Company’s common stock on the expiration date is less than the fair market value of the Company’s common stock on the date of grant, then the greater of (x) the closing selling price per share of the Company’s common stock on the expiration date or (y) the original exercise price.; and

c. If the new exercise price is greater than the original exercise price, I will receive a cash payment, less applicable tax withholding, equal to the difference between the new exercise price per share of the amended option and the original exercise price per share, with this amount multiplied by the number of unexercised shares subject to the amended option, payable on the first payroll date in 2009 (regardless of whether I am an employee of drugstore.com at the time of payment). I understand that if the new exercise price per share is equal to the original exercise price per share of an eligible option, I will not receive any cash payment for that eligible option. [FOR Election Form for CEO only: I understand that I will not be entitled to any cash payment under the offer.]

4. I agree and acknowledge that, if I submit a properly completed Election/Withdrawal Form via email or fax in which I have selected “REJECT OFFER,” I have rejected the offer with respect to all of my eligible option(s), I may be subject to the adverse tax consequences under Section 409A with respect to such option(s) as described in the Offer to Amend and I will not become entitled to the cash payments payable with respect to such option(s), if any.

5. I understand that if I do not clearly mark the box “ACCEPT OFFER” electing to amend all of my eligible option(s), none of my eligible option(s) will be amended, I may be subject to the adverse tax consequences under Section 409A with respect to such option(s) and I will not become entitled to the cash payments payable with respect to such option(s), if any.

6. I agree that, if prior to the expiration of the offer, I exercise my eligible option(s) (or a portion thereof) with respect to which I have accepted the offer, such option(s) will no longer be eligible for amendment pursuant to the terms of the offer and I will not receive a cash payment with respect to such option(s).

7. I understand that I may change my election at any time by completing and submitting an Election/Withdrawal Form by 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008 (unless the offer is otherwise extended) and that any Election/Withdrawal Form submitted and/or received after such time will be void and of no further force and effect. If drugstore.com, however, does not accept my tendered eligible option(s) before 11:59:59 p.m. (midnight), Eastern Time, on January 9, 2009 (the 40th business day after the November 12, 2008 commencement date of the offer), I may withdraw my election to amend at any time thereafter and before drugstore.com accepts my election).

8. If my service with drugstore.com terminates prior to the expiration of the offer, I understand that I will cease to be an eligible employee under the terms of the Offer to Amend and any election that I have made prior to the termination of my employment to amend my eligible option(s) will be ineffective. As a result, my eligible option(s) will not be amended under the Offer to Amend and I will not receive a cash payment.

9. I agree that: (a) the offer is discretionary in nature and may be suspended or terminated by drugstore.com, in accordance with the terms set forth in the Offer to Amend, at any time prior to the amendment of the eligible option(s); (b) drugstore.com may, at its discretion, refuse to accept my election to participate; and (c) the offer is a one-time offer that does not create any contractual or other right to receive future offers, options, or benefits in lieu of offers.

10. I agree that neither my participation in the offer nor this Election/Withdrawal Form shall be construed so as to grant me any right to remain in the employ of drugstore.com or any of its subsidiaries and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any).

11. Regardless of any action that drugstore.com or a subsidiary of drugstore.com takes with respect to any or all income tax, social security, employment tax, or other tax-related withholding related to the offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize drugstore.com and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages or other cash payment paid to me by drugstore.com and/or its subsidiaries. Finally, I agree to pay to drugstore.com or its subsidiary any amount of Applicable Withholdings that drugstore.com or its subsidiary may be required to withhold as a result of my participation in the offer if drugstore.com does not satisfy the Applicable Withholding through other means.

12. I acknowledge and agree that neither drugstore.com nor any of its employees or agents has made any recommendation to me as to whether or not I should accept the Offer to Amend my eligible option(s) and that I am not relying on any information or representation made by any such person in accepting or rejecting the Offer to Amend, other than any information contained in the Offering Documents. I further acknowledge and agree that drugstore.com cannot give me legal, tax or investment advice with respect to the offer and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the offer.

13. I agree that participation in the offer is governed by the terms and conditions set forth in the Offer Documents and this Election/Withdrawal Form. I have received the Offer Documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making this election and that I have knowingly accepted or rejected the offer. I agree to accept as binding, conclusive and final all decisions or interpretations of drugstore.com upon any questions relating to the offer and this Election/Withdrawal Form.

14. I further understand that drugstore.com intends to send me an email or fax confirming receipt of my Election/Withdrawal Form within two business days after the submission of my Election/Withdrawal Form. If I have not received such an email confirmation, I understand that it is my responsibility to ensure that my Election/Withdrawal Form has been received by drugstore.com by 11:59:59 p.m. (midnight) Eastern Time, on December 12, 2008. I understand that only responses that are complete, signed and actually received by drugstore.com by the deadline will be accepted.

Employee Signature

Employee Name (Please Print)	Date

SAMPLE ADDENDUM

Name:
Employee ID:
Address:

Eligible option(s) outstanding with discounted exercise price:

Grant Date	Option Number	Original Exercise Price Per Share	Number of Outstanding Shares	Number of Shares Subject to 409A/ Eligible for Amendment	Fair Market Value of drugstore.com Common Stock on Grant Date	Maximum Potential Cash Payment Per Share (based on assumed Stock Price)*

*	If the new exercise price is greater than the original exercise price, the cash payment will be equal to the difference between the new exercise price per share of the amended option and the original exercise price per share, multiplied by the number of unexercised shares subject to the amended option. If the new exercise price per share is equal to the original exercise price per share of an eligible option, you will not receive any cash payment for that eligible option. In order to assist you in evaluating this offer, the above table shows the maximum potential cash payment per share. Your cash payment per share will never be greater than the difference between the fair market value on the eligible option’s grant date and the eligible option’s original exercise price per share. Therefore, to calculate your maximum possible cash payment, we have assumed that the new exercise price of the amended option is the same as the fair market value on the eligible option’s grant date. Your actual cash payment, if any, will de determined on the expiration of the offer and may be less than the amount shown above. On the expiration date, after the close of the trading day, we will post the closing selling price of our common stock for that day on http://investor.drugstore.com (select “options tender offer” in the “investor relations” column) and you may email tenderoffer@drugstore.com or call the Stock Plan Administrator at (425)-372-3200 to obtain the closing selling price. Based on this, you will be able to determine your actual new exercise price and your actual cash payment, if any, if you participate in the offer. Any cash payment will be subject to applicable tax withholdings.